Exhibit 10.2

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) dated as of March 31, 2012 between Real Goods Solar, Inc., a Colorado corporation (the “Company”), and Erik Zech, an individual (the “Consultant”).

WHEREAS Consultant and the Company wish to enter into this Agreement whereby Consultant will provide certain consulting services to the Company.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

ARTICLE 1 ENGAGEMENT OF CONSULTANT

1.1 Engagement.

(a) From and after May 5, 2012 (the “Effective Date”), the Company hereby engages Consultant to, and Consultant hereby agrees to render at the request of the Company, from time to time, independent advisory and consulting services related to the services he provided the Company as an employee and officer (the “Services”).

(b) The officers of the Company will provide Consultant with the necessary direction and information to complete the Services and Consultant hereby agrees to perform the Services pursuant to such direction.

(c) Consultant further agrees to render the Services conscientiously and to devote Consultant’s reasonable efforts and abilities thereto, at such time during the term hereof and in such reasonable manner as the Company and Consultant shall mutually agree, it being acknowledged that the Services shall be on a non-exclusive basis and that Consultant shall devote approximately 5 hours a week to the Services throughout the Term of this Agreement.

1.2 Compensation. In consideration for the Services to be provided hereunder, the Company shall pay Consultant the same wage that he received at the time his employment with the Company was terminated, to be paid in accordance with the Company’s customary payroll practices. In addition, during the Term the Consultant will receive the same employee benefits that he received as an employee of the Company at the same cost as he was charged when he was an employee.

1.3 Expenses. It is not expected that Consultant shall be incurring any expenses as a result of the delivery of the Services as the Consultant and Company agree that most of the Services shall be delivered by phone, fax or email. The Company will pay any pre-approved out-of-pocket expenses incurred by Consultant.

1.4 Term; Termination. The term (the “Term”) of this Agreement shall commence effective as of the Effective Date and expire on the fifth month anniversary of such date; provided, however, that the Company may terminate this Agreement upon written notice to Consultant for “Cause” (as hereinafter defined), in which case the Company will immediately cease payment of the Consulting Fee and Consultant will only be entitled to receive the benefits recited above for the remainder of the original term. “Cause” shall mean Consultant substantially refusing to cooperate with the Company in the delivery of the Services.

1.5 Independent Contractor. It is expressly agreed that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company with respect to the performance of the Services. All of Consultant’s activities will be at his own risk and liability, and Consultant shall not be entitled to worker’s compensation or professional liability insurance protection from the Company. Consultant shall have no right or authority to assume or create any obligations of any kind or to make representations or warranties on behalf of the Company, whether express or implied, or to bind Company in any respect whatsoever. The Company shall not be required to maintain an office for Consultant in the Company’s offices.

1.6 Non-Exclusive Relationship. During the Term of this Agreement, the parties specifically acknowledge and agree that Consultant is not required to devote his full time and energies to rendering the Services, but shall devote such efforts to the Company as Consultant reasonably deems necessary to render the Services consistent with Section 1.1. Consultant may represent, perform services for, or be employed by any additional clients, persons or companies or invest in any business of any type or description. The Company hereby acknowledges and agrees that it shall have no interest in the product of any endeavor that is not undertaken by Consultant pursuant to this Agreement.

ARTICLE 2 GENERAL PROVISIONS

2.1 Notices. All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent via facsimile confirmed in writing to the recipient. Such notices and other communications will be sent to the addresses indicated below:

To the Company:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, CO 80027

Attn: John Jackson

To Consultant:

at the address set forth on the Company’s records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

2.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

2.3 Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

2.4 Nonassignability. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors, but Consultant shall not assign, transfer or subcontract this Agreement or any of its obligations hereunder without express, prior written consent of the Company, which consent may be given or withheld in the Company’s sole discretion.

2.5 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

2.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

2.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

2.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

2.9 Attorneys’ Fees and Costs. If any litigation or arbitration shall occur between Consultant and the Company, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys’ fees and costs.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

REAL GOODS SOLAR, INC.

By:	/s/ John Jackson
Name: John Jackson
Title: VP

/s/ Erik Zech
Erik Zech

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